Exhibit 99.1

Consent of Jones Lang LaSalle Securities, LLC

We hereby consent to (i) the inclusion of our opinion letter dated September 21, 2021 to the Special Committee of the Board of Directors of CIM Income NAV, Inc. (“INAV”) as Annex C to the Proxy Statement of INAV and Prospectus of CIM Real Estate Finance Trust, Inc. (“CMFT”), which forms part of the Registration Statement on Form S-4 of CMFT filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), and (ii) the references to such opinion and to our name in the Registration Statement under the subheadings “Background of the Merger,” “Recommendation of the INAV Board and Its Reasons for the Merger,” “Certain Unaudited Prospective Financial Information,” and “Opinion of the INAV Special Committee’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jones Lang LaSalle Securities, LLC

Jones Lang LaSalle Securities, LLC, an affiliate of Jones Lang LaSalle Americas, Inc.

November 3, 2021